Exhibit 10.7
                              EMPLOYMENT AGREEMENT

                                     between

   EAG Financial Informations GmbH, Hanauer Landstr. 208-216, 60314 Frankfurt am Main hereinafter referred to as the Company

                                       and

        Mr. George Tsirivakos, Lohrbergstr. 14, 64377 Maintal hereinafter sometimes referred to as the Managing Director

    The Company and Mr. Tsirivakos enter the following employment agreement:

   Section  1.    Responsibilities and duties

        (1) Mr. Tsirivakos was appointed to the position of Managing Director of shareholders' resolution of January 30, 1995. He represents the Company in accordance with the Articles of Incorporation and the directions given by the shareholders. He represents the company severally.

        (2) The Company may appoint further Managing Directors. The shareholders determine and occasionally review the allocation of duties between the Managing Directors.

        (3) Mr. Tsirivakos manages the Company affairs in accordance with applicable law, the Articles of Incorporation, the Company's rules of procedure for the Managing Directors, if such rules exist, and the directions of the shareholders.

        (4) Mr. Tsirivakos is exempted from the restrictions of Section 181 BGB (German Civil Code).

   Section  2.    Additional Occupation

        (1) Mr. Tsirivakos may pursue his independent occupation under the firm name of Tsirivakos Software.

        (2) Except for his occupation under Tsirivakos Software, Mr. Tsirivakos shall dedicate his entire work efforts to the company.

   Section  3.    Duration of contract, termination

        (1)  This agreement is effective on August 1, 1995.

        (2)  The Agreement is concluded for an indefinite period of time.

        (3) This contract may be terminated by each party upon 3 months notice to the end of a calendar year's quarter.

        (4) Notice of termination must be given in writing. In the event that Mr. Tsirivakos is not the sole Managing Director, notice of termination may be given to the Company, otherwise notice must be given to the shareholder with the highest propriety interest. Notice of termination by the Company shall be effectuated in writing by informing the Managing Director of the corresponding shareholder resolution.

        (5) After ordinary or extraordinary termination of this agreement, regardless by which party, the company may with immediate effect exempt Mr. Tsirivakos from his obligation to perform.

        (6) Mr. Tsirivakos' appointment to Managing Director may be revoked anytime by resolution of shareholders, without this affecting any claims for compensation that Mr. Tsirivakos may have under the contract. The revocation shall be deemed as termination to the next applicable termination period.

   Section  4.    Compensation

        The Managing Director shall receive a yearly salary of DM 108.000,00 before deductions. The yearly salary less legal deductions shall be paid in 12 monthly rates at the end of each month.

   Section  5.    Continued payment of salary in case of illness or death

        (1) In the event the Managing Director is prevented from performing by reason of illness or other reasons for which he is not at fault, he shall receive his salary without any deductions for a period of 6 weeks. Notice of illness shall be given as required by law.

        (2) If Mr. Tsirivakos dies during the period of this agreement, his widow and/or minor children shall receive the salary payments as stated under Section 4 for a period of three months after the month during which the death occurred.

   Section  6.    Reimbursements, Company Automobile

        (1) The Company will reimburse the Managing Director for all business expenses, such as travel expenses or others if they were necessary and in the interest of the company, inasmuch as individual proof of the expenses is provided.

        (2)  Mr. Tsirivakos is entitled to the use of a Company Automobile.

        (3) The company is responsible for all expenses with regard to the company car, such as taxes, insurance, cost of repairs, gas and oil, except for the gas costs for private vacation trips outside of Germany. The wage taxes resulting from the private use are to be paid by Mr. Tsirivakos.

        (4) The Managing Director's costs for private health insurance covering himself and his minor children shall be reimbursed by the company.

   Section  7.    Recreational vacation

        (1) The Managing Director is entitled to vacation in accordance with the law, but not less than 30 days a year.

        (2) When planning a vacation, the Managing Director shall take into consideration the urgency of work that needs to be done. Vacation periods shall be agreed upon with the other Managing Directors and shareholders. In any event the Managing Director shall insure that the Company is afforded representation during his absence.

        (3) In the event, that the Managing Director is prevented from taking his vacation because of contrary interests of the Company, he may take the vacation within the first three months of the following year. The claim for a precedent year expires without compensation on the 31st of March.

   Section  8.    Confidentiality

        (1) During and after the term of his employment, the Managing Director shall not disclose to anyone business secrets, disclosure of which may contrarily affect justified business interests of the Company.

        (2) The duty to confidentiality also includes information regarding other firms of the group.

        (3) The Managing Director acknowledges that he is to treat any papers and documents and even his own notes as property of the Company, and he is to hand them over to the Company when requested, or when the employment ends.

        (4) Any publications or speeches by the Managing Director require prior consent of the Company.

        (5) The duty to confidentiality includes the provision of this agreement.

   Section  9.    Final Provisions

        (1) Modifications and supplementations of this agreement must be in writing.

        (2) Place of performance and Venue shall be at the place of business of the Company.

        (3) If a provision of this agreement is invalid, the validity of the remainder of the agreement shall not be affected thereby. The parties shall replace the invalid provision with a provision that as closely as possible achieves the business purpose of the invalid provision.


   Place     Frankfurt                     Date    01 August 1995



   /s/Alexis Charamis
   For EAG GmbH and the shareholder
   EAG EuroAmerican Group Inc.



   /s/George Tsirivakos
   George Tsirivakos